Exhibit 99.1

Exhibit 4

Babcock & Wilcox Enterprises, Inc.

Segment Information(1)

(In millions)

SEGMENT RESULTS	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
REVENUES:
Babcock & Wilcox Renewable	$105.7	$51.6	$330.6	$156.8
Babcock & Wilcox Environmental	43.2	36.1	154.4	133.8
Babcock & Wilcox Thermal	105.2	104.9	415.1	433.3
Other	(4.2)	(0.3)	(10.3)	(0.6)
	$249.9	$192.3	$889.8	$723.4

ADJUSTED EBITDA:
Babcock & Wilcox Renewable (5)	$11.2	$8.2	$26.1	$23.2
Babcock & Wilcox Environmental	4.7	4.5	9.8	11.8
Babcock & Wilcox Thermal	15.0	16.7	56.3	49.1
Corporate	(3.5)	(0.9)	(16.5)	(12.5)
Research and development costs	(0.8)	(0.5)	(3.3)	(1.1)
	$26.5	$27.9	$72.4	$70.6

AMORTIZATION EXPENSE:
Babcock & Wilcox Renewable (2)	$0.9	$2.1	$4.5	$2.7
Babcock & Wilcox Environmental	0.7	0.7	2.7	3.0
Babcock & Wilcox Thermal (3)	1.8	0.6	5.8	2.9
	$3.4	$3.3	$13.0	$8.6

DEPRECIATION EXPENSE:
Babcock & Wilcox Renewable	$1.7	$0.8	$3.4	$3.0
Babcock & Wilcox Environmental	0.2	0.4	0.7	1.6
Babcock & Wilcox Thermal	2.0	1.2	6.8	5.1
	$3.9	$2.4	$10.9	$9.7

	As of December 31,
BACKLOG:	2022	2021
Babcock & Wilcox Renewable (4)	$284	$394
Babcock & Wilcox Environmental	148	123
Babcock & Wilcox Thermal	265	126
Other/Eliminations	7	(4)
	$704	$639

(1)	Figures may not be clerically accurate due to rounding.
(2)	Amortization expense in the Babcock & Wilcox Renewable segment includes $0.3 million and $1.0 million in finance lease amortization for the three and twelve months ended December 31, 2022, respectively. Amortization expense in the Babcock & Wilcox Renewable segment includes $0.0 million and $0.6 million in finance lease amortization for the three and twelve months ended December 31, 2021, respectively.
(3)	Amortization expense in the Babcock & Wilcox Thermal segment includes $0.7 million and $1.3 million in finance lease amortization for the three and twelve months ended December 31, 2022, respectively. Amortization expense in the Babcock & Wilcox Thermal segment includes $0.7 million and $2.9 million in finance lease amortization for the three and twelve months ended December 31, 2021, respectively.
(4)	Babcock & Wilcox Renewable backlog at December 31, 2022, includes $55.6 million related to long-term operation and maintenance contracts for renewable energy plants, with remaining durations extending until 2034. Generally, such contracts have a duration of 10 to 20 years and include options to extend.
(5)	Adjusted EBITDA for the twelve months ended December 31, 2022 includes a $6.2 million non-recurring gain on sale related to development rights of a future solar project that was sold as well as the reduction to Selling, General and Administrative Costs of $9.6 million for the twelve months ended December 31, 2022 that resulted from the reversal of the contingent consideration related to an acquisition.